Exhibit 99.1

Company Contact:

Investor Contact:

Agency Contact:

Maureen Hart

Stephen Bassett

Heather Smith

Axcelis Technologies, Inc.

Axcelis Technologies, Inc.

Loomis Group

Tel: +1 (978) 787 4266

Tel: +1 (978) 787 4000

Tel: +1 (617) 309 8005

Fax: +1 (978) 787 4275

Fax: +1 (978) 787 9133

Fax: +1 (617) 638 0033

Maureen.hart@axcelis.com

investor.relations@axcelis.com

smithh@loomisgroup.com

AXCELIS PROVIDES UPDATE ON CONVERTIBLE SENIOR SUBORDINATED
NOTES, FINANCING AND STRATEGIC ALTERNATIVES

BEVERLY, Mass., January 15, 2009 (GLOBAL NEWSWIRE) — Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced that it is continuing to engage in negotiations on financing and strategic alternatives that will serve the best interests of the company following a missed payment on Convertible Senior Subordinated Notes that was due on January 15, 2009.  The payment consisted of the outstanding principal on $75 million of 4.25% Convertible Senior Subordinated Notes plus a maturity premium of 11.125% and accrued interest for a total of approximately $85 million. As such, Axcelis is continuing discussions with its note holder as well as other lenders.

Axcelis emphasized that it is highly focused on preserving the company’s financial health, including aggressively reducing expenses.

Like a number of companies impacted by the freeze up in the global credit markets, Axcelis has been hindered in the refinancing of its debt.  Axcelis’ efforts in this regard also have been impacted by the protracted decline in the semiconductor industry and the discussions with Sumitomo Heavy Industries, Ltd. regarding an acquisition of Axcelis last year, among other factors.

More information can be found in the Form 8-K that Axcelis filed with the Securities and Exchange Commission at www.sec.gov.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. Axcelis also licenses its 50% owned joint venture, SEN Corporation, an SHI and Axcelis Company, to manufacture and sell certain implant products in Japan. The company’s Internet address is: http://www.axcelis.com.